Exhibit 6.11

EXECUTION COPY

SECOND AMENDMENT TO LOAN AGREEMENT

This Second Amendment to the Loan Agreement (this “Amendment”) is entered into on April 19, 2018 and effective as of December 31, 2017 (“Effective Date”), by and between To The Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (“Borrower”), and Our Two Dogs, Inc., a California corporation (“Lender”), with reference to the following facts:

A.	Lender and Borrower’s subsidiary, To The Stars, Inc. (“TTS”), entered into a loan agreement dated April 26, 2017, which loan agreement has been assigned by TTS to Borrower on May 25, 2017 and was amended by a First Amendment to Loan and Security Agreement dated August 10, 2017 (as so assigned and amended, the “Loan Agreement”).

B.	As of the Effective Date, (i) the aggregate principal balance outstanding under the Loan Agreement was $600,000 (consisting of a loan in the original principal amount of $300,000 made by Lender to TTS on April 1, 2016 (which loan was assumed by Borrower on May 25, 2017) and loans in the aggregate original principal amount of $300,000 made by Lender to Borrower from time to time during the period from January 1, 2017 through October 31, 2017), and (ii) accrued and unpaid interest under the Loan Agreement was $43,123.

C.	Borrower and Lender desire to amend the Loan Agreement in accordance with Paragraph 4(b) thereof and to memorialize such amendment on the terms and conditions set forth herein.

Now, therefore, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.          The Preamble of the Loan Agreement is hereby amended by deleting the reference to “To The Stars, Inc., a California corporation” in its entirety and replacing it with “To The Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (by assignment from To the Stars, Inc., a California corporation (“TTS”))”.

2.          Paragraph 2 of the Loan Agreement is deleted in its entirety and hereby replaced with the following:

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EXECUTION COPY

“1.          Loans and Expenses. Borrower acknowledges that Lender has made loans to Borrower (or to TTS, which have been assumed by Borrower) from time to time on the dates and in the amounts set forth in Borrower’s books and records in accordance with Paragraph 3, which loans, as of December 31, 2017, were in the aggregate outstanding principal amount of $600,000. Such Loans shall bear interest at a rate of six percent (6.0%) per annum commencing from the date of funding until the aggregate principal amount and all accrued interest thereon are paid in full (such aggregate principal amount of the Loans outstanding from time to time and any accrued and unpaid interest thereon from time to time outstanding as of any specified time, the “Loan Amount”). All costs and expenses incurred by Lender in connection with making, administering, collecting and enforcing the terms of any Loans made to Borrower shall be payable by Borrower upon demand, and any such cost and expenses amounts that are not timely paid shall be added to the Loan Amount as principal and shall accrue interest at the rate provided above until paid in full.”

3.            Paragraph 2 of the Loan Agreement is deleted in its entirety and hereby replaced with the following:

“2.          Repayment. Borrower promises to repay the Loan Amount in full to Lender on or before December 31, 2019 (the “Maturity Date”). Borrower may prepay the Loan Amount in whole or in part at any time and from time to time prior to the Maturity Date without premium or penalty. In addition, at Lender’s option, Borrower shall prepay the Loan Amount in an amount equal to 10% of the net proceeds from any third-party debt or equity financing transaction engaged in by Borrower, subject to any restrictions on such payment expressly set forth in the definitive documents for any such third-party financing transaction. All payments made hereunder shall be applied first to pay any accrued and then unpaid interest on the Loans and once all outstanding interest has been paid current, any remaining funds shall be applied to pay principal amounts of the Loans then outstanding.”

3.            Except as expressly amended herein, all of the terms and conditions of the Loan Agreement shall remain in full force and effect, all of which are ratified and affirmed in all respects.

4.            This Amendment (a) shall be governed by and construed in accordance with the laws of the state of Delaware without giving effect to its conflicts or choice of law principles, (b) may be executed by original or facsimile, pdf or other electronically transmitted signature, and in two or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument, and (c) represents the complete and final understanding of the parties with respect to the subject matter hereof (and supersedes any prior discussions, understandings or agreements with respect to such subject matter), and no failure to enforce any specific provision hereof shall constitute a continuing waiver of such provision or of any other provision hereof at a future time or in a different circumstance.

[signature page follows]

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EXECUTION COPY

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the Effective Date.

BORROWER:

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC., a Delaware Public Benefit Corporation

By:	/s/ James Semivan
Name:	James Semivan
Title:	VP Operations

LENDER:

Our Two Dogs, Inc., a California Corporation

/s/ Thomas M. DeLonge
Name:	Thomas M. DeLonge
Title:	CEO

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